Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT:	Gerry Keir (808) 525-7086 gerry.keir@fhwn.com

BANCWEST POSTS EARNINGS OF $113.1 MILLION,
UP 10.7% FROM FIRST QUARTER OF 2003
Community First Acquisition Announced During Quarter

     (Honolulu, Hawaii, April 14, 2004) – BancWest Corporation, parent company of Bank of the West and First Hawaiian Bank, today reported net income of $113.1 million for the first quarter of 2004, up 10.7% from the same quarter of 2003.

     “BancWest continues to generate organic growth at a double-digit percentage rate and we reduced our ratio of nonperforming assets for the sixth consecutive quarter,” said Walter A. Dods, Jr., BancWest Chairman and Chief Executive Officer. “During the quarter, we also furthered our strategy of regional expansion by agreeing to acquire Community First Bankshares, a transaction that makes sense both strategically and financially.”

     On March 16, BancWest announced a definitive agreement to acquire Community First Bankshares, Inc. (Nasdaq: CFBX). Community First Bankshares is the parent company of Community First National Bank, which operates 155 branches in 12 states in the Southwest, Rocky Mountains, Great Plains and east to Minnesota, Iowa and Wisconsin.

     “Our pending acquisition of Community First Bankshares will make BancWest the seventh largest bank holding company in the Western United States,” said Don J. McGrath, President and Chief Operating Officer of BancWest and President and Chief Executive Officer of Bank of the West. “Community First operates in growing states that complement Bank of the West’s existing footprint.”

BancWest first-quarter results:

     Assets, loans, deposits. BancWest had total assets of $38.9 billion at March 31, 2004, up 11.5% from a year earlier. Loans and leases totaled $26.2 billion, up 9.0%. Deposits were $26.7 billion, up 9.9%.

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BancWest Posts Earnings of $113.1 Million,
Up 10.7% from First Quarter of 2003

     Credit quality. BancWest’s nonperforming assets were 0.58% of loans and foreclosed properties at March 31, 2004, an improvement from 0.98% at March 31, 2003 and 0.59% at December 31, 2003.

     Loan loss reserve. BancWest’s allowance for credit losses was 1.51% of total loans and leases at March 31, 2004, compared to 1.65% at March 31, 2003 and 1.52% at December 31, 2003.

     Net interest income for the quarter was $321.0 million — up 1.8% from the first quarter of 2003, due to 13.8% growth in average earning assets, partially offset by a lower net interest margin for the quarter. Net interest margin was down to 3.98% compared with 4.49% for the same quarter a year ago.

     Noninterest income, at $101.4 million, increased 7.0% from the first quarter of 2003.

     Noninterest expense was $218.9 million for the quarter, down 0.8% from the same quarter a year ago.

Community First acquisition

     In the transaction announced last month, BancWest agreed to pay $32.25 in cash for each Community First share, a total of $1.2 billion. As of December 31, 2003, Community First Bankshares had total assets of $5.5 billion, deposits of $4.4 billion and loans of $3.3 billion. In 2003, the company earned $75 million.

     The merger requires approval from Community First shareholders and federal and state banking regulators. Once all regulatory approvals have been received, the merger is expected to close during the third quarter of 2004. Subsequently, Community First branches will become part of Bank of the West, adding 10 new states to Bank of the West’s footprint. Following the acquisition, BancWest will have $44 billion in assets and serve 3.4 million accounts through more than 510 branches in 17 states, Guam and Saipan.

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     About BancWest: BancWest Corporation (www.bancwestcorp.com) is a financial holding company with assets of $38.9 billion. It is a wholly owned subsidiary of Paris-based BNP Paribas. BancWest is headquartered in Honolulu, Hawaii, with an administrative headquarters in San Francisco, California. Its principal subsidiaries are Bank of the West (296 branches in California, Oregon, New Mexico, Nevada, Washington state and Idaho) and First Hawaiian Bank (61 branches in Hawaii, Guam and Saipan).

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BancWest Posts Earnings of $113.1 Million,
Up 10.7% from First Quarter of 2003

     This release contains forward-looking statements, including statements regarding anticipated timing of the Community First Bankshares transaction and possible performance of the combined company after the transaction is completed. Such statements reflect management’s best judgment as of this date, but they involve risks and uncertainties that could cause actual results to differ materially from those presented. Factors that could cause such differences include, without limitation, (1) the possibility that regulatory approvals may be delayed or denied or that burdensome conditions may be imposed in connection with such approvals; (2) the possibility of customer or employee attrition following this transaction; (3) failure to fully realize expected cost savings from the transaction; (4) lower than expected revenues following the transaction; (5) problems or delays in bringing together the two companies; (6) the possibility of adverse changes in global, national or local economic or monetary conditions, (7) competition and change in the financial services business, and (8) other factors described in our recent filings with the Securities and Exchange Commission. Those factors or others could result, for example, in delay or termination of the transaction discussed above. Readers should carefully consider those risks and uncertainties in reading this release. Except as otherwise required by law, BancWest and Community First Bankshares disclaim any obligation to update any forward-looking statements included herein to reflect future events or developments.

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     In connection with the proposed transaction, Community First will be filing proxy statements and other materials with the Securities and Exchange Commission. Investors are urged to read the proxy statement and these materials when they are available because they contain important information.

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     Community First and its officers and directors may be deemed to be participants in the solicitation of proxies with respect to the proposed transaction. Information regarding such individuals is included in Community First’s proxy statements and Annual Reports on Form 10-K previously filed with the Securities and Exchange Commission, and will be reflected in the proxy statement relating to the merger when it becomes available. Investors may obtain a free copy of the proxy statement and other relevant documents when they become available as well as other materials filed with the Securities and Exchange Commission concerning Community First and these individuals at the Securities and Exchange Commission’s website at http://www.sec.gov. These materials and other documents may also be obtained for free from: Community First Bankshares, Inc., 520 Main Avenue, Fargo, North Dakota 58124, Attn: Investor Relations.

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